Exhibit 99.7

    INVESTOR DAY 2022  1  Green HiPo Market Potential  Naiem Hussain,   Chief Investment Officer

 Status  2  Green HiPo  Year  Funding   (euro million)  1  35.8  2  84.3  3  175.7  4  259.3  5  111.7  6  115.2  Total  782.1  Notification received from Greek State on June 16  EU ratification forecast by end of July  Advent’s Green HiPo project received notification from the Greek State on June 16 for funding under the IPCEI Hydrogen Technology.   The notification from the Greek State was sent to the EU under the IPCEI framework.   Upon EU ratification, total funding of euro 782.1 million for Advent’s Green HiPo project will be made available over a period of 6 years.   Year  Funding   (euro million)  1  35.8  2  84.3  3  175.7  4  259.3  5  111.7  6  115.2  Total  782.1

Highlights

Green HiPo

Green HiPo: Innovative Production of HT-PEM Fuel Cells and Electrolysers

Total grant of 782.1m €

Duration 2022-2027

R&D and Production Facilities

Direct and indirect cooperation with **approximately 20 European entities**

ADVENT


ADVENT



Market Potential

Electrolysers:

If Advent Green HiPo has 0.35% share of 400GW projected by 2030[1], then this gives cumulative electrolyser capacity of 1.5GW over 6 years. At an estimated electrolyser price of **$300/kW, this gives cumulative revenue of $ 450m.**

Fuel Cells:

If Advent Green HiPo has 0.07% share of 170GW projected by 2030[2], then this gives cumulative fuel cell capacity of 120MW over 6 years. At an estimated fuel cell price of **$1,700/kW, this gives cumulative revenue of $ 205m.**

[1]https://www.rechargenews.com/energy-transition/repowereu-global-demand-for-hydrogen-electrolysers-in-2030-will-be-about-six-times-higher-than-available-supply/2-1-1182589
[2]https://www.fch.europa.eu/sites/default/files/Evidence%20Report%20v4.pdf

3

Global Hydrogen Projects


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Twenty of the world's largest announced giga-scale green hydrogen projects.

1. HyDeal Ambition (67GW) | **Western Europe**
2. Unnamed (30GW) | **Kazakhstan**
3. Western Green Energy Hub (28GW) | **Australia**
4. AMAN (16GW)[a] | **Mauritania**
5. Asian Renewable Energy Hub (14GW) | **Australia**
6. Oman Green Energy Hub (14GW)[a] | **Oman**
7. AquaVentus (10GW) | **Germany**
8. NorthH2 (10GW) | **Netherlands**
9. H2 Magallanes (8GW) | **Chile**
10. Beijing Jingneng (5GW) | **China**
11. Project Nour (5GW)[a] | **Mauritania**
12. HyEnergy Zero Carbon Hydrogen (4GW)[a] | **Australia**
13. Pacific Solar Hyrdogen (3.6GW) | **Australia**
14. Green Marlin (3.2GW) | **Ireland**
15. H2-Hub Gladstone (3GW) | **Australia**
16. Moolawatana Renewable Hydrogen Project (3GW)[a] | **Australia**
17. Murchison Renewable Hydrogen Project (3GW) | **Australia**
18. Unnamed (3GW) | **Namibia**
19. Base One (2GW)[a] | **Brazil**
20. Helios Green Fuels Project (2GW) | **Saudi Arabia**

Map source: Natural Earth, 2021

Green Hydrogen Economics: A Multi-Billion Dollar Opportunity  5  Green HiPo  Average annual funding potentially available for hydrogen projects, 2021-2030  Estimated market potential for hydrogen equipment and components, 2050  Advent AEM: The Future of Green Hydrogen Production  Production  Transformation  Transportation  End Use  USD 60-65 bn   USD 35-40 bn   USD 25-30 bn   USD 80-90 bn   Transport  Industry  USD 50-60 bn for electrolysers, including balance of plant   USD 21-25 bn for ammonia   USD 5-7 bn for storage   USD 21-25 bn for fuel cells   USD 16-20 bn for iron reduction and electric-arc furnace   USD 5-7 bn for compression   USD 11-15 bn for onboard storage   USD 16-20 bn for carbon-based compounds (e.g. methanol, synfuels, LOHC)   USD 2-5 bn for pipelines   USD 8-10 bn for combustion engines   USD 11-15 bn for equipment   USD 5-7 bn for capture technology   USD 11-15 bn for other distribution   USD 3-6 bn for fueling stations   USD 8-10 bn for heat and power generation   Source: https://about.bnef.com/new-energy-outlook/   Source: https://www.bcg.com/en-in/publications/2021/capturing-value-in-the-low-carbon-hydrogen-market   USD bn